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                                                                    EXHIBIT 99.1

     June 11, 1999/Georgetown, Cayman Islands--Scottish Annuity & Life Holdings, Ltd. (Nasdaq: SCOT) today announced that it has signed a definitive agreement to acquire Harbourton Reassurance, Inc. Harbourton is organized in Delaware, is licensed in 14 other states and the District of Columbia, and is an authorized reinsurer in 38 states. At March 31, 1999, Harbourton's principal assets were four blocks of deferred annuities with aggregate reserves of approximately $90 million. Harbourton had total statutory assets of approximately $136 million and statutory capital of approximately $38 million at March 31, 1999. The transaction, which is subject to regulatory approvals and other customary conditions, is expected to close later this year.

     "From a financial standpoint Harbourton presents an attractive opportunity to acquire an existing book of annuity reinsurance business," said Mike French, President and CEO of Scottish. "In addition, Harbourton will open up new reinsurance opportunities for us in the U.S. Our offshore flow of longer duration annuity business has exceeded our expectations. Now, using Harbourton as a platform we will also be able to pursue shorter duration annuity business which can be written just as advantageously in the U.S."

     Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk, and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency
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exchange rates, inflation rates, recession, and other external economic factors); regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the company's products); rating agency policies and practices; and loss of key executives. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

     Scottish Annuity & Life Holdings, Ltd., through its wholly-owned subsidiary, Scottish Annuity & Life Insurance Company, provides customized variable life insurance products to high net worth individuals and families and reinsurance of in-force blocks of annuity and life insurance obligations.

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